SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2004 (July 16, 2004)

TEAM, INC.

(Exact name of registrant as specified in Charter)

Texas	0-9950	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Hermann Drive

Alvin, Texas 77511-6592

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (281) 331-6154

Item 5.	Other Events.

On July 16, Team, Inc., a Texas corporation (“Team”), and its indirect wholly-owned subsidiary Team Acquisition Corp., a Texas corporation (“TAC”), executed an Asset Purchase Agreement to buy substantially all of the assets of International Industrial Services, Inc., a Delaware corporation (“IISI”), and Cooperheat-MQS, Inc., a Delaware corporation (“Cooperheat”), including the capital stock of certain subsidiaries of IISI and Cooperheat (together, “Sellers”). The purchase price is $35 million in cash, subject to a working capital adjustment, the assumption of certain liabilities and the issuance of warrants to purchase 100,000 shares of the common stock, $.30 par value per share, of Team. The warrants are exercisable at $65 cash per share and expire three years from the closing of the transactions contemplated by the Asset Purchase Agreement, unless sooner exercised. Team was designated as the “stalking horse” by the Sellers and their creditor representatives.

The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached to this Report under Item 7 as Exhibit 99.1, and is incorporated herein by reference.

Sellers are operating as debtors-in-possession in a chapter 11 case pending in the United States Bankruptcy Court for the Southern District of Texas, Houston, Texas (the “Bankruptcy Court”) (Case Nos. 03-48272-H2-11 and 03-48273-H2-11). The proposed transaction will be subject to a Bankruptcy Court-approved auction scheduled for July 21, 2004 and other closing conditions. Under this process, other potential acquirers will be afforded the opportunity to submit higher and/or better offers for the assets of Sellers. The Bankruptcy Court established procedures that will govern this process, which are set forth in an Agreed Order on Expedited Motions for Order Approving Bidding Procedures entered by the Bankruptcy Court on May 24, 2004. If Sellers accept a third party bid that is determined by the Bankruptcy Court to represent the highest or best offer for the assets of Sellers, Team will be entitled to a break-up fee of $500,000 and reimbursement of fees, expenses and other costs of up to $400,000.

The transactions contemplated by the Asset Purchase Agreement, as well as a restructuring of Team’s current indebtedness to Bank of America, N.A. (“Bank of America”), are expected to be financed with funds provided under a multi-lender senior credit facility to be arranged by Banc of America Securities LLC, including Bank of America as administrative agent. The terms of the proposed financing are set forth in a Financing Commitment Letter dated July 15, 2004, from Bank of America, which proposes a senior credit facility in an amount of up to $75 million, and includes both a revolving credit facility and a term loan. The proposed senior credit facility will have a maturity date five years from the date of inception, and Team would be able to elect an interest rate for each advance under the senior credit facility either (i) at LIBOR or (ii) at the higher of Bank of America’s prime rate or the federal funds rate plus 0.50%. The payment and performance of Team’s obligations under the proposed senior credit facility would be secured by substantially all of Team’s assets and properties.

Item 7.	Financial Statements and Exhibits.

(a)	Not applicable.

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(b)	Not applicable.

(c)	Exhibits

99.1	Asset Purchase Agreement dated July 16, 2004 by and among International Industrial Services, Inc., Cooperheat-MQS, Inc., Team Acquisition Corp. and Team, Inc.

99.2	News Release, dated July 19, 2004, “Team Executes ‘Stalking Horse’ Agreement to Acquire Cooperheat-MQS Business in Bankruptcy Sale Process.”

Item 9.	Regulation FD Disclosure.

Team, Inc. issued a news release on July 19, 2004 announcing that Team and Sellers had entered into the Asset Purchase Agreement. This news release is furnished as Exhibit 99.2 to this Report.

The information in Item 9 of this report (including the Exhibits described in Item 9 as furnished with this report) is being furnished, not filed, pursuant to Regulation FD. Accordingly, the information in Item 9 of this report will not be incorporated by reference into any registration statement filed by Team under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in Item 9 of this report is not intended to, and does not, constitute a determination or admission by Team that the information in Item 9 of this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of Team or any of its affiliates.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEAM, INC.

Date: July 20, 2004	By:	/s/ TED W. OWEN
Ted W. Owen Senior Vice President — Finance and Administration, Secretary and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description

*99.1	Asset Purchase Agreement dated July 16, 2004 by and among International Industrial Services, Inc., Cooperheat-MQS, Inc., Team Acquisition Corp. and Team, Inc.

**99.2	News Release, dated July 19, 2004, “Team Executes ‘Stalking Horse’ Agreement to Acquire Cooperheat-MQS Business in Bankruptcy Sale Process.”

*	Filed herewith

**	Furnished herewith